UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

October 18, 2022

Date of Report (Date of Earliest Event Reported)

Fortive Corporation

(Exact Name of Registrant as Specified in Its Charter)

Delaware	001-37654	47-5654583
(State or Other Jurisdiction Of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

6920 Seaway Blvd
Everett, WA 98203
(Address of principal executive offices)

Registrant’s telephone number, including area code: (425) 446-5000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities Registered Pursuant to Section 12(b) of the Act:

Title of Each Class	Trading Symbols	Name of Each Exchange on Which Registered
Common stock, par value $.01 per share	FTV	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01. Entry into a Material Definitive Agreement

Revolving Credit Agreement

On October 18, 2022 (the “Closing Date”), Fortive Corporation, a Delaware corporation (the “Company”), entered into a second amended and restated credit agreement with Bank of America, N.A. (“Bank of America”), as administrative agent and a swing line lender, and a syndicate of lenders from time to time party thereto, that provides for a 5-year revolving credit facility in an aggregate principal amount not to exceed $2.0 billion, which includes a multicurrency borrowing feature (the “Revolving Credit Agreement”). On the Closing Date, the Company did not borrow any funds under the Revolving Credit Agreement.

The Revolving Credit Agreement amends and restates the Company’s existing amended and restated credit agreement, dated November 30, 2018 (as amended prior the Closing Date), with Bank of America, as administrative agent and swing line lender, and the lenders referred to therein. The Revolving Credit Agreement extends the availability period of the revolving credit facility from November 30, 2023 to October 18, 2027 (the “Maturity Date”); provided that the Revolving Credit Agreement is subject to up to two one-year extension options at the request of the Company and with the consent of the lenders. The Revolving Credit Agreement also contains an increase option permitting the Company to request up to an aggregate additional $1.0 billion principal amount, as a revolving credit facility (or increase thereof), term loan facility or combination thereof, from lenders that elect to make such increase available, upon the satisfaction of certain conditions.

Borrowings under the Revolving Credit Agreement bear interest at the Company’s option as follows: (i) in the case of borrowings denominated in U.S. Dollars, (1) Term SOFR Loans (as defined in the Revolving Credit Agreement) bear interest at a variable rate equal to the Term SOFR (as defined in the Revolving Credit Agreement) plus a margin of between 68.5 and 110 basis points (depending on the Company’s long-term debt credit rating); and (2) Base Rate Committed Loans and USD Swing Line Loans (each as defined in the Revolving Credit Agreement) bear interest at a variable rate equal to the highest of (a) the Federal funds rate (as published by the Federal Reserve Bank of New York from time to time) plus 1/2 of 1.0%, (b) Bank of America’s prime rate as publicly announced from time to time, (c) Term SOFR (based on one-month interest period) plus 1.0% and (d) 1.0%, plus, in each case, a margin of between 0 to 10 basis points (depending on the Company’s long-term debt credit rating); and (ii) in the case of borrowings denominated in an Alternative Currency (as defined in the Revolving Credit Agreement), Alternative Currency Loans and Alternative Currency Swing Line Loans (each as defined in the Revolving Credit Agreement) bear interest at the applicable variable benchmark rate, plus, in each case, a margin of between 68.5 and 110 basis points (depending on the Company’s long-term debt credit rating). In no event will Term SOFR Loans, Base Rate Committed Loans, Alternative Currency Loans, USD Swing Line Loans or Alternative Currency Swing Line Loans bear interest at a rate lower than 0.0%. In addition, the Company is required to pay a per annum facility fee of between 6.5 and 15 basis points (depending on the Company’s long-term debt credit rating) based on the aggregate revolving credit commitments under the Revolving Credit Agreement, regardless of usage.

Additionally, the Company will receive an interest rate adjustment of up to 0.04% and a facility fee adjustment of up to 0.01%, in each case, under the Revolving Credit Agreement based on its fiscal year sustainability-linked performance with respect to the reduction of the Company’s total carbon emissions (measured in metric tons CO2e), as compared to the established baseline for each fiscal year ending on and after December 31, 2023.

Borrowings under the Revolving Credit Agreement are prepayable at the Company’s option in whole or in part without premium or penalty. Amounts borrowed under the Revolving Credit Agreement may be repaid and reborrowed from time to time prior to the Maturity Date.

The Revolving Credit Agreement requires the Company to maintain a Consolidated Net Leverage Ratio (as defined in the Revolving Credit Agreement) of 3.50 to 1.00 or less; provided that the maximum Consolidated Net Leverage Ratio will be increased to 4.00 to 1.00 for the four consecutive full fiscal quarters immediately following the consummation of any acquisition by the Company or any subsidiary of the Company in which the purchase price exceeds $250 million. The Consolidated Net Leverage Ratio will be tested beginning with the fiscal quarter ending December 31, 2022.

The Company’s obligations under the Revolving Credit Agreement are unsecured. The Company has unconditionally and irrevocably guaranteed the obligations of each of its subsidiaries in the event a subsidiary is named a co-borrower under the Revolving Credit Agreement. The Revolving Credit Agreement contains customary representations, warranties, conditions precedent, events of default, indemnities and affirmative and negative covenants, including covenants that, among other things, restrict the ability of the Company and certain of its subsidiaries to: incur liens; incur indebtedness; make restricted payments; sell or otherwise dispose of the Company’s or any subsidiary’s assets; enter into certain mergers or consolidations; and use proceeds of borrowings under the Credit Agreement for other than permitted uses. These covenants are subject to a number of important exceptions and qualifications. Certain changes of control with respect to the Company would constitute an event of default under the Revolving Credit Agreement. Upon the occurrence and during the continuance of an event of default, the lenders may terminate any unfunded commitments and declare the outstanding advances and all other obligations under the Revolving Credit Agreement immediately due and payable.

Term Loan Credit Agreement

On the Closing Date, the Company entered into a term loan credit agreement with Bank of America, as administrative agent, and a syndicate of lenders from time to time party thereto, which provides for a 364-day delayed-draw term loan facility in an aggregate principal amount of $1.0 billion (the “Term Loan Credit Agreement”). On the Closing Date, the Company did not borrow any funds under the Term Loan Credit Agreement. Subject to certain customary conditions, the Company may draw on the funds under the Term Loan Credit Agreement, in one advance, on or prior to December 15, 2022 (the date of such drawing, the “Funding Date”). The funds under the Term Loan Credit Agreement, if drawn, will be used by the Company to refinance all or a portion of the $1.0 billion in an outstanding principal amount under the Company’s existing term loan credit agreement, expiring on December 15, 2022, and/or to finance the working capital and general corporate purposes of the Company and its subsidiaries.

Repayment of the principal amount borrowed, and all accrued interest thereon and other amounts payable, in each case, under the Term Loan Credit Agreement is due no later than 364 days after the Funding Date.

Borrowings under the Term Loan Credit Agreement bear interest at the Company’s option as follows: (1) Term SOFR Loans (as defined in the Term Loan Credit Agreement) bear interest at a variable rate equal to the Term SOFR (as defined in the Term Loan Credit Agreement) plus a margin of between 82.5 and 107.5 basis points (depending on the Company’s long-term debt credit rating); and (2) Base Rate Loans (as defined in the Term Loan Credit Agreement) bear interest at a variable rate equal to the highest of (a) the Federal funds rate (as published by the Federal Reserve Bank of New York from time to time) plus 1/2 of 1.0%, (b) Bank of America’s prime rate as publicly announced from time to time, (c) Term SOFR (based on one-month interest period) plus 1.0% and (d) 1.0%, plus, in each case, a margin of between 0 to 7.5 basis points (depending on the Company’s long-term debt credit rating). In no event will Term SOFR Loans or Base Rate Committed Loans bear interest at a rate lower than 0.0%. In addition, the Company will pay to each lender under the Term Loan Credit Agreement a ticking fee equal to 0.10% of such lender’s daily maximum aggregate amount of commitments under the Term Loan Credit Agreement, ending on the earlier of the Funding Date or termination of the commitments under the Term Loan Credit Agreement. The ticking fee begins to accrue on the Closing Date.

Borrowings under the Term Loan Credit Agreement are prepayable at the Company’s option in whole or in part without premium or penalty. Amounts borrowed under the Term Loan Credit Agreement may not be reborrowed once repaid.

The Term Loan Credit Agreement requires the Company to maintain a Consolidated Net Leverage Ratio (as defined in the Term Loan Credit Agreement) of 3.50 to 1.00 or less; provided, that the maximum Consolidated Net Leverage Ratio will be increased to 4.00 to 1.00 for the four consecutive full fiscal quarters immediately following the consummation of any acquisition by the Company or any subsidiary of the Company in which the purchase price exceeds $250 million. The Consolidated Net Leverage Ratio will be tested beginning with the fiscal quarter ending December 31, 2022.

The Company’s obligations under the Term Loan Credit Agreement are unsecured. The Term Loan Credit Agreement contains customary representations, warranties, events of default, indemnities and affirmative and negative covenants, including covenants that, among other things, restrict the ability of the Company and certain of its subsidiaries to: incur liens; incur indebtedness; make restricted payments; sell or otherwise dispose of the Company’s or any subsidiary’s assets; enter into certain mergers or consolidations; and use proceeds of borrowings under the Term Loan Credit Agreement for other than permitted uses. These covenants are subject to a number of important exceptions and qualifications. Certain changes of control with respect to the Company would constitute an event of default under the Term Loan Credit Agreement. Upon the occurrence and during the continuance of an event of default, the lenders may terminate any unfunded commitments and declare the outstanding advances and all other obligations under the Term Loan Credit Agreement immediately due and payable.

In the ordinary course of their respective financial services businesses, certain of the lenders and the other parties to the Revolving Credit Agreement, the Term Loan Credit Agreement and their respective affiliates (as applicable) have engaged, and may in the future engage, in a variety of services, including cash management, investment research and management, commercial banking, hedging, brokerage and advisory or other financial and non-financial activities and services, with the Company and its affiliates for which they have in the past received, and/or may in the future receive, customary compensation and expense reimbursement.

The above descriptions of the Revolving Credit Agreement and the Term Loan Credit Agreement are qualified in their entirety by reference to the Revolving Credit Agreement and the Term Loan Credit Agreement. The Revolving Credit Agreement and the Term Loan Credit Agreement are filed as Exhibit 10.1 and Exhibit 10.2, respectively, hereto and are incorporated herein by reference.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth under Item 1.01 of this Current Report on Form 8-K is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d)    Exhibits

Exhibit Number	Exhibit Description

10.1	Second Amended and Restated Credit Agreement, dated as of October 18, 2022, among Fortive Corporation, Bank of America, N.A., as Administrative Agent and USD Swing Line Lender, Bank of America, N.A. London Branch, as Alternative Currency Swing Line Lender, and the lenders referred to therein.

10.2	364-Day Term Loan Credit Agreement, dated as of October 18, 2022, among Fortive Corporation, Bank of America, N.A., as Administrative Agent, and the lenders referred to therein.

104	Cover Page Interacive Data File (embedded within the inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FORTIVE CORPORATION

By:	/s/ Daniel B. Kim
	Name:	Daniel B. Kim
	Title:	Vice President - Associate General Counsel and Secretary

Date: October 20, 2022